Exhibit 99.1

Nkarta Reports Fourth Quarter and Full Year 2022 Financial Results and Corporate Highlights

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Clinical updates on track for NKX101 in first half of 2023 and NKX019 in full year 2023
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2022 year-end cash and cash equivalents of $354.9 million
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Cash runway anticipated to fund operations into 2025

SOUTH SAN FRANCISCO, Calif., March 16, 2023 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the fourth quarter and year ended December 31, 2022.

“Clinical data from our co-lead pipeline candidates have highlighted the promise of our allogeneic NK cell therapy technology to lead the next wave of cell therapy,” said Paul J. Hastings, President and CEO of Nkarta. “We believe that the future of cell therapy is improved accessibility, and NK cells may be uniquely equipped to overcome access barriers owing to their intrinsic tumor killing ability and relative ease of administration. We have shown early proof of concept that engineered NK cells derived from healthy donors have the potential to induce deep and meaningful responses in patients without the safety challenges inherent to T-cell based approaches. Nkarta continues to make excellent progress and we look forward to announcing clinical updates for our two programs in 2023.”

2022 Pipeline Updates

NKX101

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NKX101 is an allogeneic, off-the-shelf cell therapy candidate that uses NK cells derived from healthy donors and engineered to target NKG2D ligands on cancer cells.
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In April 2022, Nkarta reported preliminary data from its Phase 1 clinical trial evaluating NKX101 as a multi-dose, multi-cycle monotherapy in patients with r/r acute myeloid leukemia (AML) and higher-risk myelodysplastic syndrome (MDS).
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NKX101 demonstrated encouraging single-agent anti-tumor activity. Three of five patients with heavily pre-treated AML treated at the higher dose levels in a three-dose regimen achieved a complete response (60% CR) with hematologic recovery, with two of the three responses MRD (measurable residual disease) negative.
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NKX101 was well tolerated. No dose-limiting toxicities were observed. No cytokine release syndrome (CRS), graft-versus-host disease (GvHD), or immune effector cell-associated neurotoxicity syndrome (ICANS) was observed. The most common higher-grade adverse events were myelosuppression and infection, which are common in this patient population following lymphodepletion.
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As previously announced, Nkarta plans to present additional results from its ongoing clinical trial of NKX101 in the first half of 2023. The update is expected to include outcomes for the entire cohort of patients with r/r AML treated at 1.5 billion cells/dose x 3 dose regimen.

NKX019

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NKX019 is an allogeneic, off-the-shelf cell therapy candidate that uses NK cells engineered to target the B-cell antigen CD19.
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In December 2022, Nkarta reported updated preliminary data from its Phase 1 clinical trial evaluating NKX019 as a multi-dose, multi-cycle monotherapy in patients with relapsed/refractory B cell malignancies. Patients were required to be CAR T naïve to avoid confounding either the safety or efficacy of NKX019.
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In this update, NKX019 continued to demonstrate encouraging single-agent anti-tumor activity. Seven of ten patients treated at the higher dose levels in a three-dose regimen had a complete response (70% CR), including two of four patients (50% CR) with aggressive large B-cell lymphoma. Five of seven CRs were achieved after a single cycle of treatment. Multiple cycles of treatment enabled deepening of response and consolidation of CR. Durable CRs exceeding beyond 6 months were observed in multiple patients.
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No dose limiting toxicity, neurotoxicity / ICANS, GvHD, or Grade 3+ CRS was observed in the study.
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In November 2022, Nkarta opened enrollment in the dose expansion portion of its Phase 1 clinical trial of NKX019. The trial is enrolling patients with aggressive LBCL into three cohorts: NKX019 in patients who have not previously received autologous CD19 CAR T therapy, NKX019 in patients who previously received autologous CD19 CAR T therapy, and NKX019 as combination therapy with rituximab to evaluate for enhanced anti-tumor activity via ADCC, a tumor killing mechanism driven by antibodies. The combination arm includes patients who previously received and patients who did not previously receive autologous CD19 CAR T therapy.
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As previously announced, Nkarta plans to present updated results from its ongoing clinical trial of NKX019 in 2023. The update is expected to include safety and activity data from patients in the dose escalation cohorts who may have received one or more additional cycles of CAR NK cell therapy, including consolidation therapy, durability of response in patients who were in response as of the November 2022 data cut-off, and safety and activity data from patients treated in the recently opened LBCL dose expansion cohorts.

2022 Platform Updates

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In November 2022, Nkarta presented preclinical data from its engineered NK cell platform in two posters at the annual meeting of the Society for Immunotherapy of Cancer (SITC). The posters included data on improved anti-tumor activity demonstrated by the combination of NKX019 and a CD20-directed monoclonal antibody (mAb) and an optimized manufacturing process that could allow the production of several thousand doses of CAR NK cells from a single manufacturing run.
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In April 2022, Nkarta presented preclinical data from its engineered NK cell platform in four posters at the American Association for Cancer Research (AACR) annual meeting. The posters included data on the use of multiplex CRISPR/Cas9 genome editing to enhance the ability of NK cells to target tumors expressing the CD70 antigen (jointly presented with CRISPR Therapeutics); analytical and translational methods to better understand patterns of response to CAR NK cells; analysis of surface antigen expression in preclinical models of multiple myeloma; and immune masking strategies for extending the persistence of allogeneic cell therapies.

2022 Corporate Updates

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In August 2022, Nkarta signed amended lease agreements for its future cell therapy manufacturing facility and company headquarters and for its existing facilities. The amendments provide for approximately $15 million of additional tenant improvement allowances for the future facility, increase the rent for the future facility, and increase the rent and term of the lease for some of Nkarta’s existing facilities. These allowances are in addition to the tenant improvement allowances of $25.2 million included in the original lease agreement for the future facility, totaling $40.2 million. Nkarta’s facilities are located in South San Francisco, California.
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In April 2022, Nkarta received approximately $215.3 million in net proceeds from a public offering of its common stock.

Fourth Quarter and Full Year 2022 Financial Highlights

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Cash and Cash Equivalents: As of December 31, 2022, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $354.9 million.
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R&D Expenses: Research and development (R&D) expenses were $90.9 million for the full year 2022 and $26.8 million for the fourth quarter of 2022. Non-cash stock-based compensation expense included in R&D expense was $7.3 million for the full year 2022 and $1.9 million for the fourth quarter of 2022.

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G&A Expenses: General and administrative (G&A) expenses were $28.1 million for the full year 2022 and $8.1 million for the fourth quarter of 2022. Non-cash stock-based compensation expense included in G&A expense was $9.5 million for the full year 2022 and $2.5 million for the fourth quarter of 2022.
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Net Loss. Net loss was $113.8 million, or $2.61 per basic and diluted share, for the full year 2022. This net loss includes non-cash charges of $23.1 million that consisted primarily of share-based compensation of $16.9 million. Net loss was $32.6 million, or $0.67 per basic and diluted share, for the fourth quarter of 2022.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2025.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced tumor cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the NKX019 clinical trial in adults with advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell immunotherapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to advance its pipeline as planned, including its NKX101 and NKX019 clinical programs; the promise, anti-tumor activity, tolerability, and accessibility of allogeneic NK cell therapy and Nkarta’s product candidates, including NKX101 and NKX019; the timing of release of additional NKX019 and NKX101 clinical trial data and the nature of the data to be released; and Nkarta’s expected cash runway. Interim clinical data reported in this press release were reported on April 25, 2022 (for NKX101) and December 5, 2022 (for NKX019) and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its two lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; the availability of components and supplies necessary for the conduct of our clinical trials; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 9, 2022, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses
Research and development	26,845	17,301	90,897	63,412
General and administrative	8,138	5,586	28,058	23,017
Total operating expenses	34,983	22,887	118,955	86,429
Loss from operations	(34,983)	(22,887)	(118,955)	(86,429)
Other income (expense), net:
Interest income	2,890	74	5,588	370
Other expense, net	(489)	(1)	(470)	(16)
Total other income (expense), net	2,401	73	5,118	354
Net loss	$(32,582)	$(22,814)	$(113,837)	$(86,075)

Net loss per share, basic and diluted	$(0.67)	$(0.69)	$(2.61)	$(2.62)
Weighted average shares used to compute net loss per share, basic and diluted	48,833,577	32,954,965	43,631,722	32,856,883

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2022	2021
Assets
Cash, cash equivalents, restricted cash and short-term investments	$354,886	$240,186
Property and equipment, net	61,908	12,856
Operating lease right-of-use assets	45,749	11,678
Other assets	10,395	9,183
Total assets	$472,938	$273,903
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$17,797	$10,477
Operating lease liabilities	82,934	12,459
Total liabilities	100,731	22,936
Stockholders’ equity	372,207	250,967
Total liabilities and stockholders' equity	$472,938	$273,903

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com